ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated March 6, 2013

JPMorgan Chase & Co. Trigger Performance Securities

Linked to the EURO STOXX 50® Index due on or about March 23, 2018

Investment Description

Trigger Performance Securities, which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”), with returns linked to the performance of the EURO STOXX 50® Index (the “Index”). If the Index Return is positive, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Index Return times the Participation Rate, which will be set on the Trade Date and is expected to be between 130% and 135%. If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Index, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Participation in Positive Index Returns — If the Index Return is greater than zero, JPMorgan Chase will repay your principal amount at maturity and pay a return equal to the Index Return times the Participation Rate. If the Index Return is less than zero, investors may be exposed to the negative Index Return at maturity.
❑	Contingent Repayment of Principal at Maturity — If the Index Return is zero or negative and the Final Index Level is not below the Trigger Level, JPMorgan Chase will repay your principal amount at maturity. However, if the Index Return is negative and the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your principal amount, is subject to the creditworthiness of JPMorgan Chase.

Key Dates

Trade Date[1]	March 19, 2013
Settlement Date[1]	March 22, 2013
Final Valuation Date[2]	March 19, 2018
Maturity Date[2]	March 23, 2018

[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event and as described under “Description of Securities — Payment at Maturity” and “Description of Securities — Postponement of the Final Valuation Date” in the accompanying product supplement no. UBS-4-II

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-11 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-4-II AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-1 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities linked to the EURO STOXX 50® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The Participation Rate and Initial Index Level will be set on the Trade Date. You should be willing to invest in the Securities if the Participation Rate were set equal to the bottom of the range listed below.

Index	Participation Rate	Initial Index Level	Trigger Level	CUSIP	ISIN
EURO STOXX 50® Index	130% to 135%	•	50% of the Initial Index Level	48124B634	US48124B6341

See “Additional Information about JPMorgan Chase & Co. and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated November 14, 2011, the prospectus supplement dated November 14, 2011, product supplement no. UBS-4-II dated March 6, 2013, underlying supplement no. 1-I dated November 14, 2011 and this free writing prospectus. The terms of the Securities as set forth in this free writing prospectus, to the extent they differ or conflict with those set forth in product supplement no. UBS-4-II, will supersede the terms set forth in product supplement no. UBS-4-II.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement, product supplement no. UBS-4-II and underlying supplement no 1-I. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the EURO STOXX 50® Index		$10.00		$0.35		$9.65

[1]	The price to the public includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.
[2]	UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will the commission received by UBS exceed $0.35 per $10 principal amount Security.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information about JPMorgan Chase & Co. and the Securities

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov and searching company filings for the term “JPMorgan Chase & Co.” Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. UBS-4-II, underlying supplement no. 1-I and this free writing prospectus if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-4-II dated March 6, 2013 and underlying supplement no. 1-I dated November 14, 2011. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-4-II and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.

You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

♦	Product supplement no. UBS-4-II dated March 6, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313001568/crt_dp36767-424b2.pdf
♦	Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
♦	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
♦	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

As used in this free writing prospectus, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.
♦	You seek an investment with a return based on the performance of the companies located in the Eurozone that compose the EURO STOXX 50® Index.
♦	You believe the level of the Index will increase over the term of the Securities.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦	You would be willing to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date and will not be less than the bottom of the range listed on the cover).
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Index.
♦	You are willing and able to hold the Securities to maturity, a term of approximately 5 years.
♦	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC (“JPMS”), is willing to trade the Securities.
♦	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Index.
♦	You do not seek an investment with exposure to the companies located in the Eurozone that compose the EURO STOXX 50® Index.
♦	You believe the level of the Index will decline over the term of the Securities and is likely to close below the Trigger Level on the Final Valuation Date.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Index.
♦	You would be unwilling to invest in the Securities if the Participation Rate were set equal to the bottom of the range indicated on the cover hereof (the actual Participation Rate will be set on the Trade Date and will not be less than the bottom of the range listed on the cover).
♦	You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Index.
♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 5 years, and seek an investment for which there will be an active secondary market.
♦	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus, “Risk Factors” in the accompanying product supplement no. UBS-4-II and “Risk Factors” in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.

Indicative Terms

Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security
Principal Amount:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Index:	EURO STOXX 50® Index
Term:	Approximately 5 years. The Securities are expected to price on or about March 19, 2013 and settle on or about March 22, 2013. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains the same.
Payment at Maturity (per $10):	If the Index Return is positive, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:
$10.00 + ($10.00 × Index Return × Participation Rate)
If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will make a cash payment of $10.00 per $10 principal amount Security.
If the Index Return is negative and the Final Index Level is less than the Trigger Level, JPMorgan Chase will make a cash payment per $10 principal amount Security equal to:
$10.00 + ($10.00 × Index Return)
In this scenario, you will be exposed to the decline of the Index and you will lose some or all of your principal amount in an amount proportionate to the negative Index Return.
Index Return:	Final Index Level – Initial Index Level Initial Index Level
Participation Rate:	130% to 135%. The actual Participation Rate will be determined on the Trade Date and will not be less than 130% or greater than 135%.
Initial Index Level:	The Index Closing Level on the Trade Date
Final Index Level:	The Index Closing Level on the Final Valuation Date
Trigger Level:	50% of the Initial Index Level

Investment Timeline

Trade Date	The Initial Index Level is determined.The Participation Rate is set.

Maturity Date

The Final Index Level and the Index Return are determined.

If the Index Return is positive, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10.00 + ($10.00 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level, JPMorgan Chase will pay you a cash payment of $10.00 per $10 principal amount Security.

If the Index Return is negative and the Final Index Level is less than the Trigger Level, JPMorgan Chase will pay you a cash payment per $10 principal amount Security equal to:

$10 + ($10 × Index Return).

Under these circumstances, you will be exposed to the decline of the Index and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.

However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the Securities, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-4-II and the “Risk Factors” section of the accompanying underlying supplement no. 1-I. We also urge you to consult your investment, legal, tax, accounting and other advisers before investing in the Securities.

Risks Relating to the Securities Generally

♦	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Index Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Index Level has not declined below the Trigger Level. If the Index Return is negative and the Final Index Level is less than the Trigger Level, you will lose some or all of your principal amount in an amount proportionate to the negative Index Return. Accordingly, you could lose up to your entire principal amount.
♦	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Securities themselves, and the return you realize may be less than the Index’s return even if that return is positive. You can receive the full benefit of the Participation Rate from JPMorgan Chase only if you hold your Securities to maturity.
♦	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Level is above the Trigger Level. If you hold the Securities to maturity, JPMorgan Chase will repay your principal amount as long as the Final Index Level is not below the Trigger Level. However, if the Index Return is negative and the Final Index Level is less than the Trigger Level, JPMorgan Chase will repay less than the principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Index from the Trade Date to the Final Valuation Date. The contingent repayment of principal based on whether the Final Index Level is below the Trigger Level applies only at maturity.
♦	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

♦	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. UBS-4-II for additional information about these risks.
♦	The Probability That the Final Index Level Will Fall Below the Trigger Level on the Final Valuation Date Will Depend on the Volatility of the Index — “Volatility" refers to the frequency and magnitude of changes in the level of the Index. Greater expected volatility with respect to the Index reflects a higher expectation as of the Trade Date that the Index could close below its Trigger Level on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, an index’s volatility can change significantly over the term of the Securities. The level of the Index could fall sharply, which could result in a significant loss of principal.
♦	Non-U.S. Securities Risk — The equity securities that compose the Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
♦	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the Index. Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your payment at maturity.
♦	Certain Built-In Costs Are Likely to Adversely Affect the Value of the Securities Prior to Maturity — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Securities, the original issue price of the Securities includes UBS’s commission for sales to brokerage accounts and the estimated cost of hedging our obligations under the Securities. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from UBS’s brokerage account commission and our hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Securities” below. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	The Payment at Maturity on Your Securities Is Not Based on the Level of the Index at Any Time Other Than the Trade Date and the Final Valuation Date — The Final Index Level will be based solely on the Index Closing Level on the Final Valuation Date, and the Index Return will be based on the Final Index Level as compared to the Initial Index level. Therefore, if the Index Closing Level drops precipitously on the Final Valuation Date from the Initial Index Level, the payment at maturity on your Securities that the Issuer makes to you may be significantly less than it would otherwise have been had the payment at maturity been linked to the Index Closing Level at a time prior to such drop. Although the Index Closing Level on the maturity date or at other times during the term of your Securities may be higher than the Index Closing Level on the Final Valuation Date, you will not benefit from the Index Closing Level at any time other than the Final Valuation Date.
♦	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Index — Investing in the Securities is not equivalent to investing in the stocks included in the Index. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Index, such as voting rights, dividend payments or other distributions.
♦	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Index — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Index and received the dividends on the stock included in the Index. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Index Level, which reflects the Index Closing Level on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Index.
♦	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Index and could affect the value of the Index, and therefore the market value of the Securities.
♦	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦	Potential JPMorgan Chase & Co. Impact on the Market Price of the Index — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Index or in futures, options or other derivative products on the Index may adversely affect the market value of the Index and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities — In addition to the level of the Index on any day, the value of the Securities will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
♦	the expected and actual volatility of the Index;
♦	the time to maturity of the Securities;
♦	the dividend rate on the equity securities underlying the Index;
♦	interest and yield rates in the market generally;
♦	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro;
♦	a variety of economic, financial, political, regulatory and judicial events; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples and Return Table

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Index Returns from -100.00% to +100.00% and assume an Initial Index Level of 2,700.00, a Trigger Level of 1,350.00 and a Participation Rate of 132.50% (the midpoint of the range of 130.00% to 135.00%). The actual Initial Index Level, Trigger Level and Participation Rate will be determined on the Trade Date. If the actual Participation Rate as determined on the Trade Date is less than 132.50%, your payment at maturity will be lower than the hypothetical payments at maturity shown below for any positive Index Return. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Initial Index Level, Trigger Level and Participation Rate to be determined on the Trade Date and the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

			Return at Maturity per
Final Index Level	Index Return (%)	Payment at Maturity ($)	$10.00 issue price (%)
5,400.00	100.00%	$23.2500	132.500%
5,130.00	90.00%	$21.9250	119.250%
4,860.00	80.00%	$20.6000	106.000%
4,590.00	70.00%	$19.2750	92.750%
4,320.00	60.00%	$17.9500	79.500%
4,050.00	50.00%	$16.6250	66.250%
3,780.00	40.00%	$15.3000	53.000%
3,510.00	30.00%	$13.9750	39.750%
3,240.00	20.00%	$12.6500	26.500%
2,970.00	10.00%	$11.3250	13.250%
2,835.00	5.00%	$10.6625	6.625%
2,700.00	0.00%	$10.0000	0.000%
2,565.00	-5.00%	$10.0000	0.000%
2,430.00	-10.00%	$10.0000	0.000%
2,160.00	-20.00%	$10.0000	0.000%
1,890.00	-30.00%	$10.0000	0.000%
1,620.00	-40.00%	$10.0000	0.000%
1,350.00	-50.00%	$10.0000	0.000%
1,349.73	-50.01%	$4.9990	-50.010%
1,080.00	-60.00%	$4.0000	-60.000%
810.00	-70.00%	$3.0000	-70.000%
540.00	-80.00%	$2.0000	-80.000%
270.00	-90.00%	$1.0000	-90.000%
0.00	-100.00%	$0.0000	-100.000%

Example 1 — The level of the Index increases by 10.00% from the Initial Index Level of 2,700.00 to the Final Index Level of 2,970.00. Because the Index Return of 10.00% is positive, JPMorgan Chase will pay you your principal amount plus a return equal to 13.25%, resulting in a payment at maturity of $11.325 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)
$10.00 + ($10.00 × 10.00% × 132.50%) = $11.325

Example 2 — The level of the Index decreases by 10.00% from the Initial Index Level of 2,700.00 to the Final Index Level of 2,430.00. Because the Index Return of -10.00% is negative and the Final Index Level is greater than the Trigger Level of 1,350.00, JPMorgan Chase will pay you your principal amount of $10.00 per $10 principal amount Security.

Example 3 — The level of the Index decreases by 60.00% from the Initial Index Level of 2,700.00 to the Final Index Level of 1,080.00. Because the Index Return of -60.00% is negative and the Final Index Level is less than the Trigger Level of 1,350.00, JPMorgan Chase will pay you a payment at maturity of $4.00 per $10.00 Security, calculated as follows:

$10.00 + ($10.00 × Index Return)
$10.00 + ($10.00 × -60.00%) = $4.00

If the Index Return is negative and the Final Index Level is less than the Trigger Level, investors will be exposed to the negative Index Return at maturity, resulting in a loss of principal that is proportionate to the Index’s decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Index

The EURO STOXX 50® Index is published by STOXX Limited. As discussed more fully in the accompanying underlying supplement no. 1-I under the heading “Equity Indices — The EURO STOXX 50® Index,” the EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries.

Historical Information

The following table sets forth the quarterly high and low Index Closing Levels, based on daily Index Closing Levels as reported by Bloomberg Financial Markets. The information given below is for the four calendar quarters in each of 2008, 2009, 2010, 2011 and 2012. Partial data is provided for the first calendar quarter of 2013. The Index Closing Level on March 5, 2013 was 2,683.02. We obtained the Index Closing Levels in the table below from Bloomberg Financial Markets, without independent verification.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28
4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/5/2013*	2,749.27	2,570.52	2,683.02

*	As of the date of this free writing prospectus, available information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through March 5, 2013. Accordingly, the “Quarterly High,” “Quarterly Low and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

The graph below illustrates the daily performance of the Index from January 2, 2003 through March 5, 2013, based on information from Bloomberg, without independent verification. The dotted line represents a hypothetical Trigger Level, equal to 50% of the Index Closing Level on March 5, 2013. The actual Trigger Level will be based on the Initial Index Level and will be set on the Trade Date.

Past performance of the Index is not indicative of the future performance of the Index.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Closing Level on the Trade Date or the Final Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to its affiliates at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and containing the final pricing terms of the Securities.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” beginning on page PS-30 of the accompanying product supplement no. UBS-4-II.